UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2011

CommerceTel Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53851	26-3439095
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

8929 Aero Drive, Suite E
San Diego, CA 92123
 (Address of principal executive offices) (zip code)

(866)622-4261
 (Registrant’s telephone number, including area code)

4600 Lamont Street #4-327
San Diego, CA 92109-3535
(Former name or former address, if changed since last report)

Copies to:
Louis A. Brilleman, Esq.
1140 Avenue of the Americas, 9th Floor
New York, New York 10036
Phone: (212) 584-7805
Fax: (646) 380-6899

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Effective January 21, 2011, the Board of Directors (the “Board”) of CommerceTel Corporation (the “Company”) elected John R. Harris to fill one of the existing vacancies on the Company’s Board.

From 2006 to 2009, Mr. Harris was President and CEO of eTelecare Global Solutions; a business process outsourcing (“BPO”) company delivering technical support, sales, and customer care services to the Fortune 1000 market.  In that capacity, he successfully led the company’s IPO, privatization and ultimate merger in 2009 that created a $1 billion BPO services company.  From 2003 to 2005, he was President and CEO of Seven World Wide, a $400 million private equity backed Marketing Services BPO Company with operations in North America and the United Kingdom. During his tenure he restructured the company, disposed of non-core assets, right sized the cost structure, and shifted the focus to profitable growth areas. Mr. Harris led the sale of the company doubling shareholder value for the investors.  Prior thereto, Mr. Harris spent 25 years Electronic Data Systems (EDS) in a number of senior executive positions and was a significant contributor to the growth of the company as it scaled from $100 million dollars in revenue to approximately $19 billion at the time of his departure in 1999.

Mr. Harris graduated from the University of West Georgia with a BBA and MBA and is on the Board of Advisors to the Richardson School of Business.  He has held board positions with a number of public and private telecommunications and technology services companies, and he currently sits on the boards of Premier Global Services, The Hackett Group and BancTec Corporation.

Mr. Harris was granted five-year options to purchase 100,000 shares of common stock of the Company at $1.75 per share that vest over a three year period.  Mr. Harris will assume his position on February 1, 2011.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

    Not applicable.

(b) Pro forma financial information.

    Not applicable.

(c) Exhibits

    Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCETEL CORPORATION

January 26, 2011	By:	/s/ Dennis Becker
Chief Executive Officer